Exhibit 99.1

ARIAD Reports Fourth Quarter and Year-End 2007 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the quarter and the year ended December 31, 2007. The Company also reiterated financial guidance and corporate goals for 2008.

“The past year was among the most successful in our history with important achievements in all business areas. We entered into a highly valuable strategic collaboration with Merck & Co., Inc. for the global development and commercialization of our novel mTOR inhibitor, deforolimus, and we adopted an ambitious global development plan laying out our plans for deforolimus. We launched the SUCCEED Phase 3 clinical trial of deforolimus in metastatic sarcomas. We filed an investigational new drug application for our second oncology product candidate, AP24534, and we are set to initiate clinical trials. Lastly, we ended the year in a strong financial position, well positioned for the future,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Financial Highlights

For the year ended December 31, 2007, the Company reported a net loss of $58.5 million, or $0.86 per share, as compared to $61.9 million, or $0.99 per share, for the year ended December 31, 2006. For the quarter ended December 31, 2007, the Company reported a net loss of $15.7 million, or $0.23 per share, compared to a net loss of $14.4 million, or $0.22 per share, for the same period in 2006. The decrease in net loss for the year was due primarily to the favorable impact of the Company’s collaboration with Merck announced in July 2007, for the development and commercialization of deforolimus. This collaboration resulted in higher license revenue in 2007 based on up-front and milestone payments from Merck and lower research and development expenses due to the cost-sharing provisions of the collaboration agreement.

These favorable variances were offset in part by higher expenses related to preclinical development of AP24534, the Company’s second product candidate, in support of the filing of an investigational new drug (IND) application in the fourth quarter of 2007 and higher general and administrative expenses due to certain corporate and business development activities and patent litigation.

For the year ended December 31, 2007, cash provided by operations was $34.0 million, including the $75 million up-front payment from Merck related to the deforolimus collaboration. The Company ended the fiscal year with cash, cash equivalents and marketable securities of $85.2 million.

Financial Guidance 2008

During 2008, ARIAD will continue to invest in the development of its lead oncology product candidates, expansion of its product pipeline with innovative, targeted cancer therapies, and establishment of a commercial infrastructure needed to market and sell its oncology products once approved.

Regarding deforolimus, the partnership with Merck is structured so that the development of deforolimus in the first three years of the global development plan is essentially cost-neutral to ARIAD. The Company estimates that its share of deforolimus costs in 2008 will be substantially offset by projected milestone payments to be received in respect of the planned start of various clinical trials.

For fiscal year 2008, the Company estimates cash used in operations of $41 million to $44 million. Also for 2008, the Company estimates a net loss of $81 million to $84 million, an increase over its net loss for fiscal year 2007 of $58.5 million, reflecting expanded development of its product candidates and deferral of revenue from the upfront and milestone payments from Merck in accordance with GAAP. These projections do not include any potential additional funding from partnering or licensing beyond the Merck deforolimus oncology collaboration.

2008 Key Corporate Objectives

As announced in January 2008, the Company is focused on three key corporate objectives this year: (1) to maximize the deforolimus opportunity including establishment of the Company’s commercial infrastructure, (2) to advance the Company’s innovative oncology pipeline, and (3) to maintain a strong financial position. Along with its partner, Merck, ARIAD adopted a comprehensive global development plan for deforolimus, which includes clinical initiatives in five oncology indications with several potential paths to product registration in addition to the initial program in metastatic sarcomas. The Company also filed the IND for its second oncology product candidate, AP24534, and is now proceeding with an accelerated clinical development program for this multi-targeted kinase inhibitor in hematological cancers.

Upcoming Investor Meetings

ARIAD management will make corporate presentations at the following upcoming investor conferences:

  Cowen & Co. Annual Healthcare Conference, Boston,
  Massachusetts, March 17 to 20, 2008.
  Lehman Brothers 11th Annual Global Healthcare Conference, Miami Beach, Florida, March 18 to 20, 2008.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 1-888-680-0890 (domestic) or 617-213-4857 (international) five minutes prior to the start time and providing the passcode 63004475. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need – aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is Phase 3 clinical development. ARIAD’s second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains "forward-looking statements," including statements related to the development and commercialization of ARIAD's oncology product candidates, the anticipated timing of various clinical trials and various financial projections. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Total license revenue	$1,602	$208	$3,583	$896

Operating expenses:
Research and development	9,760	10,930	39,565	43,312
General and administrative	8,405	4,020	24,712	21,251
Total operating expenses	18,165	14,950	64,277	64,563

Other income, net	846	388	2,171	1,739
Net loss	$(15,717)	$(14,354)	$(58,523)	$(61,928)

Net loss per common share (basic and diluted)	$(.23)	$(.22)	$(.86)	$(.99)

Weighted average number of shares of common stock outstanding (basic and diluted)	69,240,091	61,651,664	68,215,803	62,679,807
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December 31, 2007	December 31, 2006
	(Unaudited)

Cash, cash equivalents and marketable securities	$85,198	$39,804
Total assets	$101,106	$51,043
Working capital	$64,591	$25,859
Total liabilities	$109,006	$20,781
Stockholders’ equity (deficit)	$(7,900)	$30,262

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Pure Communications
Sondra Newman, 617-877-5687